Exhibit 5.1

FOLEY & LARDNER LLP ATTORNEYS AT LAW 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202-5306 414.271.2400 TEL 414.297.4900 FAX foley.com

May 10, 2021

Regal Beloit Corporation

200 State Street

Beloit, WI 53511

Ladies and Gentlemen:

We have acted as Wisconsin counsel for Regal Beloit Corporation, a Wisconsin corporation (the “Company”), in conjunction with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to, among other things, the issuance by the Company of up to 42,321,491 shares of the Company’s common stock (the “Registered Shares”), par value $0.01 per share (the “Common Stock”), pursuant to transactions contemplated by: (i) the Agreement and Plan of Merger (the “Merger Agreement”), dated February 15, 2021, by and among the Company, Rexnord Corporation, a Delaware corporation (“Rexnord”), Land Newco, Inc., a Delaware corporation and a wholly owned indirect subsidiary of Rexnord (“Land Newco”), and Phoenix 2021, Inc., a Delaware corporation and a wholly owned subsidiary of the Company; and (ii) the Employee Matters Agreement (the “Employee Matters Agreement”), dated February 15, 2021, by and among the Company, Rexnord and Land Newco. The Registered Shares consist of (i) shares of Common Stock to be issued at the effective time of the Merger in connection with the transactions contemplated by the Merger Agreement (the “Closing Shares”), (ii) shares of Common Stock to be issued upon the exercise of Company options resulting from the conversion or substitution of Rexnord stock options outstanding at the effective time of the Merger into options to acquire shares of Common Stock, as described in and pursuant to the terms of the Employee Matters Agreement (the “Substitute Option Shares”), and (iii) shares of Common Stock to be issued upon the vesting of restricted stock units of the Company resulting from the conversion or substitution of Rexnord restricted stock units and performance share units outstanding at the effective time of the Merger into restricted stock units of the Company, as described in and pursuant to the terms of the Employee Matters Agreement (the “Substitute Restricted Shares”).

In connection with our representation, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Amended and Restated Articles of Incorporation of the Company, as amended to date and currently in effect; (iii) the Amended and Restated Bylaws of the Company, as amended to date and currently in effect; (iv) the Merger Agreement; (v) the Employee Matters Agreement; and (vi) resolutions of the Board of Directors of the Company relating to the Registration Statement, the approval of the Merger Agreement and the transactions contemplated thereby, including the issuance of the Registered Shares, and related matters including the approval of the Employee Matters Agreement. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

AUSTIN Boston CHICAGO dallas DENVER	DETROIT houston JACKSONVILLE LOS ANGELES MADISON	MEXICO CITY MIAMI MILWAUKEE NEW YORK ORLANDO	SACRAMENTO SAN DIEGO SAN FRANCISCO SILICON VALLEY TALLAHASSEE	TAMPA WASHINGTON, D.C. BRUSSELS TOKYO

Regal Beloit Corporation
May 10, 2021

In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company and its directors and officers, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing, we are of the opinion that:

1       Each Closing Share will be validly issued, fully paid and nonassessable when (i) the Registration Statement shall have become effective under the Securities Act, and (ii) such Closing Share has been issued in the manner contemplated by and upon the terms and conditions set forth in the Registration Statement and the Merger Agreement.

2.       Each Substitute Option Share will be validly issued, fully paid and nonassessable when (i) the Registration Statement shall have become effective under the Securities Act, (ii) any further requisite resolutions of the Board of Directors of the Company or the Compensation Committee thereof shall have been adopted, and (iii) such Substitute Option Share has been issued in the manner contemplated by and upon the terms and conditions set forth in the Registration Statement, the Merger Agreement and the Employee Matters Agreement.

3.       Each Substitute Restricted Share will be validly issued, fully paid and nonassessable when (i) the Registration Statement shall have become effective under the Securities Act, (ii) any further requisite resolutions of the Board of Directors of the Company or the Compensation Committee thereof shall have been adopted, and (iii) such Substitute Restricted Share has been issued in the manner contemplated by and upon the terms and conditions set forth in the Registration Statement, the Merger Agreement and the Employee Matters Agreement.

Regal Beloit Corporation
May 10, 2021

We are qualified to practice law in the State of Wisconsin. We express no opinion as to the laws of any jurisdiction other than the State of Wisconsin and the Federal laws of the United States.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” within such Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP